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                                                                    EXHIBIT 21.1

                              LIST OF SUBSIDIARIES

C-Cube Semiconductor II Inc., a Delaware corporation

C-Cube Microsystems International Ltd., a company organized under the laws of Bermuda

C-Cube U.S. Inc., a Delaware corporation

C-Cube Japan Inc., a company organized under the laws of Japan

C-Cube Technology Limited, a company organized under the laws of Bermuda

Media Computer Technologies, Inc., a California corporation

C-Cube (Asia Pacific) Limited, an entity organized under the laws of Hong Kong

C-Cube International Limited, an entity organized under the laws of Hong Kong

C-Cube Microsystems (Canada) Ltd., an Ontario corporation

C-Cube France EURL, an entity organized under the laws of France